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                                                                     EXHIBIT 5.1

               FORM OF OPINION OF LEBOEUF, LAMB, GREENE & MACRAE
                                    L.L.P.
      A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
                              50 N. LAURA STREET
                                  SUITE 2800
                         JACKSONVILLE, FL   32202-3650
                                (904) 354-8000
                           FACSIMILE: (904) 353-1673

                                 July 20, 1998


Strategix Solutions, Inc.
One Independent Drive
Jacksonville, Florida  32204

Ladies and Gentlemen:

     We have acted as counsel to Strategix Solutions, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (Registration No. 333-56289) of the Company (the "Registration Statement") initially filed on June 8, 1998 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed sale of shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company. The shares are to be sold by the Company to the several underwriters named in the underwriting agreement (the "Underwriting Agreement") between the Company and the representatives of the underwriters, Goldman, Sachs & Co., Robert W. Baird & Co., Incorporated, and Lehman Brothers Inc.

     We have examined such documents, corporate records and other instruments, and have made such other and further investigations as we have deemed relevant and necessary for the purposes of this opinion. We have assumed, without inquiry, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with authentic original documents of any copies thereof submitted to us for our examination.

     We express no opinion as to the laws of any jurisdiction other than the laws of the State of Florida, the Federal laws of the United States and the General Corporation Law of the State of Delaware.

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Strategix Solutions, Inc.
July 20, 1998
Page 2


     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company has been incorporated under the laws of the State of Delaware, is in good standing, and has a legal corporate existence.

     2. The Company has taken all action required under the General Corporation Law of the State of Delaware and under its Certificate of Incorporation to authorize the issuance of the shares of Common Stock to be sold by the Company as provided in the Underwriting Agreement.

     3. Upon issuance and payment therefor in accordance with the terms of the Underwriting Agreement, the shares of Common Stock will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of our name in the Registration Statement as counsel that will pass upon the legality of the shares of Common Stock for the Company and as having prepared this opinion, and to the use of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name as counsel for the Company and to the reference to this firm in the Prospectus that constitutes part of the Registration Statement.

     In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

                                    Very truly yours,

                                    /s/ LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.